Exhibit 5.1

March 14, 2012

AmeriGas Partners, L.P.

460 North Gulph Road

King of Prussia, PA 19406

Re: Registration Statement on Form S-3 for Common Units

Ladies and Gentlemen:

We have acted as counsel to AmeriGas Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of common units representing limited partner interests in the Partnership (the “Common Units”) from time to time, pursuant to Rule 415 under the Securities Act.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Partnership’s Certificate of Limited Partnership, as amended, the Partnership’s Fourth Amended and Restated Agreement of Limited Partnership, as amended, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that when (i) the Partnership has taken all necessary action to approve the issuance of the Common Units, the terms of the offering thereof and related matters and (ii) the Common Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration thereof or provided for therein, then the Common Units will be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

The opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP